Exhibit 99.1

RRD REPORTS SECOND QUARTER 2019 RESULTS

GROSS DEBT DOWN $134 MILLION FROM YEAR AGO PERIOD; BENEFITS FROM ACCELERATED REPATRIATION OF INTERNATIONAL CASH

REAFFIRMS FULL YEAR GUIDANCE

DECLARES QUARTERLY CASH DIVIDEND

Chicago, July 30, 2019 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the second quarter of 2019.

“We delivered solid financial results that were in line with our expectations, marking our second consecutive quarter of earnings improvement. We also successfully launched our accelerated cash repatriation strategy to further reduce debt outstanding in 2019,” said Dan Knotts, RRD’s President and Chief Executive Officer. “For the quarter, we continued to see benefits from cost reduction initiatives and exiting unprofitable business. In addition, we completed the relocation of our printing facility in Shenzhen, China on schedule and we achieved all critical milestones to begin producing the 2020 Census, which started in July. Building on our first half performance, ongoing strategic initiatives, and robust sales pipeline, we are confident in our ability to deliver a strong 2019 and further advance RRD as a leading provider of marketing and business communications.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q2 2019	Q2 2018	% Change
Net sales	$1.51 billion	$1.68 billion	(10.2%)
Income from operations	$20.9 million	$25.5 million	(18.0%)
Diluted loss per share	$(0.10)	$(0.18)	44.4%

Adjusted income from operations - non-GAAP (1)	$39.2 million	$36.5 million	7.4%
Adjusted diluted loss per share - non-GAAP (1)	$(0.03)	$(0.09)	66.7%
(1)	See page 9 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.51 billion, down $170.8 million or 10.2% from the second quarter of 2018, including a $110.9 million impact from business dispositions, primarily the July 2018 disposition of the Print Logistics business, and a $17.5 million reduction due to changes in foreign exchange rates. On an organic basis, consolidated net sales decreased 2.5% driven by lower volume in the Business Services segment, which includes reductions in Commercial Print products due to the continued exit of unprofitable business, as well as a decline in the remaining non-print logistics business, partially offset by volume growth in Packaging. The Marketing Solutions segment grew 2.6% organically driven by higher volume in the Digital Print and Fulfillment and Direct Marketing products.

Income from operations was $20.9 million in the second quarter compared to $25.5 million in the second quarter of 2018. The second quarter of 2019 included a $5.0 million increase in restructuring and other charges primarily related to employee termination costs associated with the relocation of a printing facility in China. In addition, a gain on the sale of the Company’s Research and Development business was offset by a charge related to an unfavorable ruling on a state sales tax matter.

Non-GAAP adjusted income from operations of $39.2 million, or 2.6% of net sales, increased $2.7 million from $36.5 million, or 2.2% of net sales, reported in the prior year period. Favorable changes in foreign exchange rates of approximately $11 million, productivity improvements, benefits from dispositions and lower depreciation and amortization expense were partially offset by lower volume and inflationary cost increases.

Loss per share attributable to common stockholders was ($0.10) in the second quarter of 2019 compared to diluted loss per share of ($0.18) in the second quarter of 2018. Non-GAAP adjusted diluted loss per share attributable to common stockholders of ($0.03) in 2019 improved from ($0.09) in 2018. The improvement was primarily driven by lower interest expense and higher adjusted income from operations partially offset by higher tax expense, which included a $3.4 million charge related to withholding taxes associated with the repatriation of foreign cash to the U.S.

Other highlights and information

Cash provided by operating activities of $12.9 million in the second quarter of 2019 increased $0.6 million versus the prior year period amount. Cash used in operating activities during the six months ended June 30, 2018 was $117.1 million compared to $128.0 million in the prior year period. The year-to-date improvement is primarily related to lower working capital partially offset by higher cash taxes and restructuring payments. Capital expenditures in the six months ended June 30, 2019 were $76.4 million versus $48.0 million in the prior year period. The 2019 amount includes incremental investments from the previously announced construction of a new facility in China and the 2020 Census project.

During the second quarter of 2019, the Company sold its Research and Development business for $11.7 million of cash and recognized a pre-tax gain of $6.2 million, which is reflected in other operating income.  Net proceeds were used to reduce debt outstanding.

The Company finalized strategies to accelerate the repatriation of cash from foreign jurisdictions to the U.S. During the six months ended June 30, 2019, the Company transferred $122 million of international cash to the U.S., which was used to reduce debt outstanding. Based on current regulations and process requirements in foreign countries, the Company expects to transfer between $200 and $250 million to the U.S. during 2019, including amounts transferred during the first half of the year, and further reduce debt outstanding by December 31st. As of June 30, 2019, total debt outstanding was $2.12 billion, which is down $134 million from June 30, 2018. This comparison normalizes the seasonal impact of borrowing patterns, which generally results in higher mid-year debt outstanding.

As of June 30, 2019, cash on hand was $220.5 million and availability under the credit facility was $397.2 million after reflecting outstanding borrowings of $270.0 million.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.03 per common share.  The dividend is payable on September 3, 2019 to stockholders of record as of the close of business on August 15, 2019.

2019 guidance

The Company reaffirms its full year guidance as follows:

Current Guidance
July 30, 2019
Net sales	$6.40 billion to $6.60 billion
Adjusted income from operations - non-GAAP (1)	$225 million to $265 million
Adjusted diluted EPS - non-GAAP (1)	$0.60 to $0.90
Cash flow from operations (2)	$150 million to $180 million

Depreciation and amortization	Approximately $175 million
Interest expense - net	Approximately $160 million
Adjusted effective tax rate - non-GAAP (1), (3)	Approximately 50%
Capital expenditures (4)	$135 million to $145 million
Proceeds from facility sales (5)	Approximately $25 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailments and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(2)

2019 cash flow from operations guidance includes restructuring payments related to the previously announced sale and relocation of a printing facility in Shenzhen, China and higher net tax payments primarily related to lower tax refunds relative to 2018.

(3)

2019 adjusted effective tax rate - non-GAAP guidance reflects a significantly higher rate than the statutory domestic rate primarily due to continued limitations on the Company’s domestic interest expense deduction. As earnings grow and interest expense is reduced, the Company expects the effective tax rate to improve over time.

(4)

2019 capital expenditures guidance assumed to be higher primarily related to investments associated with building a new facility in China in preparation for an expected sale of the existing facility for approximately $250 million, and additional investments related to the recently awarded 2020 Census contract. The Company expects its 2020 capital expenditures level to return to its previously stated range of 1.5% to 1.7% of net sales.

(5)	2019 proceeds from facility sales guidance reflects one additional non-refundable deposit expected to be collected related to the planned sale of the facility in China.

Conference call

RRD will host a conference call to discuss its second quarter results Wednesday, July 31, 2019 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9959 (access code 469822#). For those unable to listen live, a telephonic replay of the call will be available until October 31, 2019 at 320.365.3844 (access code 469822#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 39,500 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance July 30, 2019” in the table included under the “2019 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2018, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Total net sales	$1,508.7	$1,679.5	$3,030.6	$3,387.3

Total cost of sales (1)	1,230.5	1,388.9	2,474.1	2,802.0

Total gross profit (1)	278.2	290.6	556.5	585.3
Selling, general and administrative expenses (SG&A) (1)	199.0	208.0	398.6	422.6
Restructuring and other - net	16.0	11.0	33.1	11.8
Depreciation and amortization	40.0	46.1	82.7	93.3
Other operating expense (income)	2.3	—	(2.1)	(0.1)
Income from operations	20.9	25.5	44.2	57.7
Interest expense - net	38.1	42.0	78.2	83.7
Investment and other income - net	(2.2)	(3.6)	(6.7)	(9.2)
Loss on debt extinguishment	—	—	—	0.1
Loss before income taxes	(15.0)	(12.9)	(27.3)	(16.9)
Income tax (benefit) expense	(7.6)	(0.3)	(11.4)	5.0
Net loss	(7.4)	(12.6)	(15.9)	(21.9)
Less: (Loss) income attributable to noncontrolling interests	(0.4)	0.4	(0.1)	0.7
Net loss attributable to RRD common stockholders	$(7.0)	$(13.0)	$(15.8)	$(22.6)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.10)	$(0.18)	$(0.22)	$(0.32)
Diluted net loss per share	$(0.10)	$(0.18)	$(0.22)	$(0.32)

Weighted average common shares outstanding:
Basic	71.3	70.6	71.0	70.5
Diluted	71.3	70.6	71.0	70.5

Additional information:
Gross margin (1)	18.4%	17.3%	18.4%	17.3%
SG&A as a % of total net sales (1)	13.2%	12.4%	13.2%	12.5%
Operating margin	1.4%	1.5%	1.5%	1.7%
Effective tax rate	50.7%	2.3%	41.8%	(29.6%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of June 30, 2019 and December 31, 2018
(UNAUDITED)
(in millions, except per share data)

	6/30/2019	12/31/2018
Assets

Cash and cash equivalents	$220.5	$370.6
Receivables, less allowances for doubtful accounts	1,156.6	1,298.3
Inventories	335.5	329.7
Prepaid expenses and other current assets	127.3	101.1
Total Current Assets	1,839.9	2,099.7
Property, plant and equipment - net	520.9	531.3
Goodwill	553.1	553.4
Other intangible assets - net	101.0	113.3
Deferred income taxes	65.1	66.9
Operating lease assets	204.9	—
Other noncurrent assets	276.5	276.2
Total Assets	$3,561.4	$3,640.8

Liabilities

Accounts payable	779.2	987.3
Accrued liabilities and other	302.8	347.4
Short-term operating lease liabilities	68.0	—
Short-term and current portion of long-term debt	101.7	216.2
Total Current Liabilities	1,251.7	1,550.9
Long-term debt	2,019.7	1,875.3
Pension liabilities	92.1	97.9
Other postretirement benefits plan liabilities	66.5	67.8
Long-term income tax liability	82.5	91.1
Long-term operating lease liabilities	141.2	—
Other noncurrent liabilities	178.5	203.2
Total Liabilities	$3,832.2	$3,886.2

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2019 and 2018	0.9	0.9

Additional paid-in capital	3,355.5	3,404.0
Accumulated deficit	(2,255.2)	(2,225.7)
Accumulated other comprehensive loss	(154.8)	(153.8)
Treasury stock, at cost, 18.2 shares in 2019 (2018 - 18.6 shares)	(1,231.2)	(1,285.5)
Total RRD stockholders' equity	(284.8)	(260.1)
Noncontrolling interests	14.0	14.7
Total Equity	$(270.8)	$(245.4)
Total Liabilities and Equity	$3,561.4	$3,640.8

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions)

	2019	2018

Net loss	$(15.9)	$(21.9)
Adjustment to reconcile net loss to net cash used in operating activities	89.9	109.3
Changes in operating assets and liabilities	(187.3)	(205.2)
Pension and other postretirement benefits plan contributions	(3.8)	(10.2)
Net cash used in operating activities	$(117.1)	$(128.0)

Capital expenditures	(76.4)	(48.0)
All other cash provided by investing activities	8.9	44.9
Net cash used in investing activities	$(67.5)	$(3.1)

Net cash provided by financing activities	$21.7	$126.3

Effect of exchange rate on cash, cash equivalents and restricted cash	0.2	(10.2)

Net decrease in cash, cash equivalents and restricted cash	$(162.7)	$(15.0)

Less: Transfer of cash and cash equivalents to assets held for sale	—	5.2

Net decrease in cash, cash equivalents and restricted cash	$(162.7)	$(20.2)

Cash, cash equivalents and restricted cash at beginning of year	403.6	301.5

Cash, cash equivalents and restricted cash at end of period	$240.9	$281.3

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30, 2019						For the Three Months Ended June 30, 2018
	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$199.0	$20.9	$(2.2)	$(7.6)	$(7.0)	$(0.10)	$25.5	$(3.6)	$(0.3)	$(13.0)	$(0.18)

Non-GAAP adjustments:
Restructuring and other-net (2)	—	16.0	—	14.1	1.9	0.03	11.0	—	4.2	6.8	0.10
All other (3)	0.1	2.3	(2.1)	1.4	3.0	0.04	—	(1.0)	1.2	(0.2)	(0.01)
Total Non-GAAP adjustments	0.1	18.3	(2.1)	15.5	4.9	0.07	11.0	(1.0)	5.4	6.6	0.09
Non-GAAP measures	$199.1	$39.2	$(4.3)	$7.9	$(2.1)	$(0.03)	$36.5	$(4.6)	$5.1	$(6.4)	$(0.09)

Additional non-GAAP information:					2019	2018
Gross margin (1)					18.4%	17.3%
Adjusted SG&A as a % of total net sales (1)					13.2%	12.4%
Adjusted operating margin					2.6%	2.2%
Adjusted effective tax rate					146.3%	(566.7%)

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the second quarter of 2019 primarily included pre-tax charges of $10.8 million for employee termination costs and $4.5 million for other restructuring charges. Charges incurred in the second quarter of 2018 included pre-tax charges of $5.2 million for employee termination costs; $3.7 million of lease termination and other restructuring costs; $1.4 million related to impairment of buildings, machinery and equipment associated with facility closures; and $0.7 million for multi-employer pension plan withdrawal obligations.

(3)

All other: primarily included reserves for an unfavorable state sales tax matter and expenses related to the ongoing SEC and Department of Justice (“DOJ”) investigation, partially offset by the net gain on the sale of our R&D business for the three months ended June 30, 2019. For the three months ended June 30, 2018, included a pension settlement charge and recognition of a deferred income tax benefit.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Six Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Six Months Ended June 30, 2019						For the Six Months Ended June 30, 2018
	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$398.6	$44.2	$(6.7)	$(11.4)	$(15.8)	$(0.22)	$57.7	$(9.2)	$5.0	$(22.6)	$(0.32)

Non-GAAP adjustments:
Restructuring and other-net (2)	—	33.1	—	22.1	11.0	0.15	11.8	—	4.3	7.5	0.11
All other (3)	(0.2)	(1.7)	(2.1)	2.0	(1.6)	(0.02)	(0.1)	(1.3)	(0.3)	1.6	0.02
Total Non-GAAP adjustments	(0.2)	31.4	(2.1)	24.1	9.4	0.13	11.7	(1.3)	4.0	9.1	0.13
Non-GAAP measures	$398.4	$75.6	$(8.8)	$12.7	$(6.4)	$(0.09)	$69.4	$(10.5)	$9.0	$(13.5)	$(0.19)

Additional non-GAAP information:				2019	2018
Gross margin (1)				18.4%	17.3%
Adjusted SG&A as a % of total net sales (1)				13.1%	12.5%
Adjusted operating margin				2.5%	2.0%
Adjusted effective tax rate				204.8%	-236.8%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the six months ended June 30, 2019 primarily included pre-tax charges of $18.9 million for employee termination costs and $12.7 million for lease termination and other restructuring charges. Charges incurred in the six months ended June 30, 2018 included pre-tax charges of $8.4 million for employee termination costs; $5.1 million of lease termination and other restructuring costs; a $4.9 million net gain on the sale of previously impaired assets; $1.7 million related to impairment of buildings, machinery and equipment associated with facility closures; and $1.5 million for multi-employer pension plan withdrawal obligations.

(3)

All other: primarily included the net gain on the sale of our R&D business and the bankruptcy liquidation of RRD Brazil, partially offset by reserves for an unfavorable state sales tax matter and expenses related to an ongoing SEC and DOJ investigation for the six months ended June 30, 2019. For the six months ended June 30, 2018, primarily included a pension settlement charge.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended June 30, 2019
Net sales	$1,231.2	$277.5	$—	$1,508.7
Income (loss) from operations	41.6	6.0	(26.7)	20.9
Operating margin %	3.4%	2.2%	nm	1.4%

Non-GAAP Adjustments
Restructuring and other-net	13.8	0.5	1.7	16.0
Other	—	—	2.3	2.3
Total Non-GAAP adjustments	13.8	0.5	4.0	18.3

Non-GAAP income (loss) from operations	$55.4	$6.5	$(22.7)	$39.2
Non-GAAP operating margin %	4.5%	2.3%	nm	2.6%

Depreciation and amortization	26.6	11.4	2.0	40.0
Investment and other income-net (1)	1.1	—	3.2	4.3
Non-GAAP Adjusted EBITDA	$83.1	$17.9	$(17.5)	$83.5
Non-GAAP Adjusted EBITDA margin %	6.7%	6.5%	nm	5.5%

For the Three Months Ended June 30, 2018
Net sales	$1,409.0	$270.5	$—	$1,679.5
Income (loss) from operations	38.3	8.6	(21.4)	25.5
Operating margin %	2.7%	3.2%	nm	1.5%

Non-GAAP Adjustments
Restructuring and other-net	6.1	2.0	2.9	11.0
Total Non-GAAP adjustments	6.1	2.0	2.9	11.0

Non-GAAP income (loss) from operations	$44.4	$10.6	$(18.5)	$36.5
Non-GAAP operating margin %	3.2%	3.9%	nm	2.2%

Depreciation and amortization	33.2	11.7	1.2	46.1
Investment and other income-net (1)	0.5	—	4.1	4.6
Non-GAAP Adjusted EBITDA	$78.1	$22.3	$(13.2)	$87.2
Non-GAAP Adjusted EBITDA margin %	5.5%	8.2%	nm	5.2%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net included $2.1 million of spinoff adjustments and $1.0 million of non-cash pension settlement charges for the three months ended June 30, 2019 and 2018, respectively.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Six Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Six Months Ended June 30, 2019
Net sales	$2,467.5	$563.1	$—	$3,030.6
Income (loss) from operations	70.2	14.5	(40.5)	44.2
Operating margin %	2.8%	2.6%	nm	1.5%

Non-GAAP Adjustments
Restructuring and other-net	27.0	0.7	5.4	33.1
Other	—	—	(1.7)	(1.7)
Total Non-GAAP adjustments	27.0	0.7	3.7	31.4

Non-GAAP income (loss) from operations	$97.2	$15.2	$(36.8)	$75.6
Non-GAAP operating margin %	3.9%	2.7%	nm	2.5%

Depreciation and amortization	55.9	23.5	3.3	82.7
Investment and other income-net (1)	2.3	—	6.5	8.8
Non-GAAP Adjusted EBITDA	$155.4	$38.7	$(27.0)	$167.1
Non-GAAP Adjusted EBITDA margin %	6.3%	6.9%	nm	5.5%

For the Six Months Ended June 30, 2018
Net sales	$2,825.1	$562.2	$—	$3,387.3
Income (loss) from operations	78.1	20.9	(41.3)	57.7
Operating margin %	2.8%	3.7%	nm	1.7%

Non-GAAP Adjustments
Restructuring and other-net	4.5	3.5	3.8	11.8
Net gain on disposal of business	(0.1)	—	—	(0.1)
Total Non-GAAP adjustments	4.4	3.5	3.8	11.7

Non-GAAP income (loss) from operations	$82.5	$24.4	$(37.5)	$69.4
Non-GAAP operating margin %	2.9%	4.3%	nm	2.0%

Depreciation and amortization	67.2	23.6	2.5	93.3
Investment and other income-net (1)	0.9	—	9.6	10.5
Non-GAAP Adjusted EBITDA	$150.6	$48.0	$(25.4)	$173.2
Non-GAAP Adjusted EBITDA margin %	5.3%	8.5%	nm	5.1%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net included $2.1 million of spinoff adjustments and $1.3 million of non-cash pension settlement charges for the six months ended June 30, 2019 and 2018, respectively.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended June 30, 2019
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.6%)	2.6%	(10.2%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.2%)	---%	(1.0%)
Year-over-year impact of dispositions (1)	(7.9%)	---%	(6.7%)

Net organic sales change	(3.5%)	2.6%	(2.5%)

(1)

Adjusted for net sales of our Print Logistics business, disposed in the third quarter of 2018; RRD Brazil, disposed in the first quarter of 2019; and R&D business, disposed of in the second quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Six Months Ended June 30, 2019
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.7%)	0.2%	(10.5%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.4%)	---%	(1.1%)
Year-over-year impact of dispositions (1)	(7.7%)	---%	(6.5%)

Net organic sales change	(3.6%)	0.2%	(2.9%)

(2)

Adjusted for net sales of our Print Logistics business, disposed in the third quarter of 2018; RRD Brazil, disposed in the first quarter of 2019; and R&D business, disposed of in the second quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended June 30, 2019 and 2018
(UNAUDITED)
(in millions)

	For the Three Months Ended June 30,
	2019	2018
GAAP net loss attributable to RRD common stockholders	$(7.0)	$(13.0)

Adjustments
(Loss) income attributable to noncontrolling interests	(0.4)	0.4
Income tax benefit	(7.6)	(0.3)
Interest expense - net	38.1	42.0
Depreciation and amortization	40.0	46.1
Restructuring and other-net	16.0	11.0
Pension settlement charges	—	1.0
Other	4.4	—
Total Non-GAAP adjustments	90.5	100.2
Non-GAAP adjusted EBITDA	$83.5	$87.2

Net sales	$1,508.7	$1,679.5
Non-GAAP adjusted EBITDA margin %	5.5%	5.2%